Exhibit 99.1
Press Release:
Media Contact:
Sue Stricklin
Vice President, Marketing
Home Savings
sstricklin@homesavings.com
(330) 742-0638
FOR IMMEDIATE RELEASE
United Community Financial Corp. Announces New Board Member
YOUNGSTOWN, Ohio (June 26, 2009) – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings Loan Company, is pleased to welcome The Honorable Scott D. Hunter as the newest member of both the UCFC and Home Savings Boards of Directors effective immediately.
Judge Hunter currently serves as a Mahoning County Area Court Judge, Judge of the Mahoning County Misdemeanor Drug Court, managing member of Hunter-Stevens Land Title Agency, LTD and maintains a private law practice. He previously served as associate and partner of the Davis & Davis Law Firm.
“Judge Hunter is a widely respected and experienced lawyer who brings great added strength to both Home Savings and United Community,” said Douglas M. McKay, Chairman of the Board and Chief Executive Officer of United Community Financial Corp. and Chairman of the Board of Home Savings. “We feel very fortunate to have attracted a board member of his caliber.”
A graduate of Youngstown State University with a Bachelor of Science degree in Business Administration, Mr. Hunter earned his Juris Doctor at The University of Cincinnati. He was a member of the Canfield City Council from 1991 to 1997, serving as its president during his last two years on the Council. He also served as Mayor of the City of Canfield in 1998 and 1999, a position he relinquished when he was appointed Judge of Mahoning County Area Courts. Judge Hunter was subsequently elected in 2000 and re-elected in 2006.
He is a current member of the Ohio State and Mahoning County Bar Associations, as well as the Association of Municipal/County Judges of Ohio and the Ohio Land Title Association.

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Judge Hunter currently resides in Canfield, Ohio with his three daughters.
A wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 39 full-service banking offices and six loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.
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